UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. )*

                             New Horizons Worldwide, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    645526104
                              --------------------
                                 (CUSIP Number)

                                December 31, 2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 645526104
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         INGALLS & SNYDER, LLC

         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         New York

         ----------------------------------------

 Number of Shares Beneficially Owned by Each Reporting Person With:

	5.     Sole Voting Power          	     0
                                              --------------------------
      	6.     Shared Voting Power                   982,500
                                              --------------------------
     	7.     Sole Dispositive Power     	     0
                                              --------------------------
        8.     Shared Dispositive Power              982,500
                                              --------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         982,500
         ---------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares

         ---------

11.      Percent of Class Represented by Amount in Row (9)


          9.4%
         ---------

12.      Type of Reporting Person

          BD,IA
         ---------


Item 1.

         (a)      Name of Issuer

                  New Horizons Worldwide, Inc.
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  1900 S. State College Blvd., Suite 200,
                  Anaheim, CA  92806

                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  INGALLS & SNYDER, LLC
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  61 BROADWAY, NEW YORK, NY  10006
                  -------------------------------------------------------

         (c)      Citizenship

		  NEW YORK
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  COMMON STOCK
                  -------------------------------------------------------

         (e)      CUSIP Number

                  645526104
                  -------------------------------------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(b), and the Person Filing is a:

         (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
         (e)  [X]  An investment adviser in accordance with
                  section 240.13d-1(b)(1)(ii)(E);

Item 4.   Ownership

          (a)  Amount beneficially owned: 982,500

          (b)  Percent of Class: 9.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

		     0

               (ii) shared power to vote or to direct the vote:

		     982,500

               (iii)sole power to dispose or to direct the disposition of:

		     0

               (iv) shared power to dispose or to direct the disposition of:

		     982,500

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          INGALLS & SNYDER, LLC ("I&S") IS A REGISTERED BROKER DEALER AND
          A REGISTERED INVESTMENT ADVISOR. SHARES REPORTED UNDER SHARED DISPOSITIVE POWER INCLUDE SHARES HELD IN ACCOUNTS MANAGED
          UNDER INVESTMENT ADVISORY CONTRACTS. INCLUDED IN SHARES REPORTED UNDER SHARED VOTING POWER AND IN SHARES REPORTED UNDER SHARED DISPOSITIVE POWER ARE 907,500 SHARES OWNED BY UNDERHILL
          PARTNERS, L.P.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         February 12, 2007
                                         -------------------------------
                                                 Date


                                         INGALLS & SNYDER, LLC

					 By:  /s/  Edward H. Oberst
                                         -------------------------------
					 Edward H. Oberst
                                         Manager